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                               EXPENSE AGREEMENT

     AGREEMENT dated as of [    ], 2003 by and between Metropolitan Series Fund
II, a Massachusetts business trust (the "Fund"), and MetLife Advisers, LLC, a Delaware limited liability company (the "Adviser").

     WHEREAS, the Adviser is the investment adviser to the MetLife Stock Index Portfolio (the "Portfolio"), a series of the Fund, pursuant to an investment management agreement (the "Investment Management Agreement");

     NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1. Until further notice from the Adviser to the Fund, but in no event prior to April 30, 2005, the Adviser will waive such portion of the fees payable to it under the Investment Management Agreement, or pay such portion of the other operating expenses (excluding brokerage costs, interest, taxes or extraordinary expenses) ("Operating Expenses") incurred in the operation of the Portfolio, as is necessary to reduce the total Operating Expenses of the Portfolio to the annual percentage of 0.56% of the average daily net assets of the Portfolio.

2. The Fund, on behalf of the Portfolio, agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to the Portfolio pursuant to Section 1 of this Agreement, subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the Operating Expenses of the Portfolio, without regard to such repayment, are at an annual rate (as a percentage of average daily net assets) based on the Portfolio's then-current fiscal year that is less than the percentage rate as set forth in Section 1. Furthermore, the amount repaid by the Fund in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other Operating Expenses of the Portfolio do not exceed the annual rate (as a percentage of average daily net assets) as set forth in Section 1.

Amounts of fees waived and expenses borne by the Adviser with respect to expenses of the Portfolio pursuant to Section 1 during any fiscal year of the Portfolio shall not be repayable if the amounts repayable by the Fund pursuant to the immediately preceding two sentences during the period ending five years after the end of such fiscal year are not sufficient to completely repay such amounts of fees waived and expenses borne.

3. The Adviser may by notice in writing to the Fund terminate its obligation under Section 1 to waive fees or bear expenses with respect to the Portfolio in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the date specified in such notice, if any such obligation is in effect pursuant to
Section 2 herein.

4. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this

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Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        METROPOLITAN SERIES FUND II

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        METLIFE ADVISERS, LLC

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title: